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                                                                  Exhibit 10.7.1

                     STOCK PURCHASE AND AMENDMENT AGREEMENT

This STOCK PURCHASE AND AMENDMENT AGREEMENT (the "Agreement") is dated as of January 21, 2002 between C. RUDY PURYEAR ("Executive") and LANTE CORPORATION, a Delaware corporation (the "Company").

                                   BACKGROUND

      A. Executive and the Company previously entered into (i) an Employment Agreement dated as of June 16, 1999 (the "Employment Agreement") concerning Executive's employment by the Company, (ii) a Lante Corporation Restricted Stock Agreement dated as of June 30, 1999 (the "Stock Agreement") regarding 2,400,000 shares (adjusted for subsequent stock splits) of the Company's Common Stock, par value $0.01 per share (the "Common Stock") purchased by Executive from the Company, (iii) a Secured Promissory Note dated June 30, 1999 (the "Stock Note") pursuant to which Executive borrowed $3,228,000 from the Company to purchase the 2,400,000 shares, (iv) a Pledge Agreement dated as of June 30, 1999 (the "Pledge Agreement") pursuant to which Executive pledged the purchased shares to secure repayment of the Stock Note, (v) a letter agreement dated September 28, 1999 (the "Registration Letter") pursuant to which the Company agreed to take certain actions to facilitate the registration for sale by Executive of the purchased shares, and (vi) a Promissory Note dated June 30, 1999 (the "Personal Note") pursuant to which the Executive borrowed $2,500,000 from the Company.

      B. In connection with the annual review of Executive's compensation pursuant to Section 2 of the Employment Agreement, Executive and the Company have determined that the Company will repurchase the Shares from the Executive at their current market value, and that concurrent with and contingent on the performance of each party's obligations hereunder, certain other provisions of the aforementioned documents and transactions should be modified, all on the terms and conditions set forth herein.

      NOW THEREFORE, Executive and the Company agree as follows:

      Section 1. Share Repurchase

      (a) Executive represents and warrants that (i) he is the sole legal and beneficial owner of all right, title and interest in and to 2,365,500 shares (the "Shares") of the Common Stock, and that such Shares constitute all of the Common Stock owned by him, (ii) he has full power and authority to enter into and perform his obligations pursuant to this Agreement and the documents contemplated hereby, and (iii) he will convey hereunder good and marketable title to the Shares to the Company, free and clear of any liens, claims, security interests, options, leases, restrictions or other encumbrances of any nature.

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      (b) The Company hereby purchases, and the Executive hereby sells, all of
Executive's right, title and ownership interest in and to the Shares for an aggregate of $3,146,115 (the "Purchase Price"). The Company's Board of Directors has adopted a resolution approving the purchase of the Shares that specifies the name of the Executive and the number of Shares being repurchased. As payment in full of the Purchase Price, the outstanding principal and accrued but unpaid interest pursuant to the Stock Note is hereby reduced in an amount equal to the Purchase Price.

      (c) The remaining $544,920 owed to the Company by the Executive pursuant to the Stock Note as of the date hereof is hereby converted into a new loan pursuant to the promissory note attached hereto as Exhibit A (the "2002 Note"). Concurrent with Executive's execution and delivery to the Company of the 2002 Note, together with such documentation as the Company deems reasonably necessary to effect the sale and transfer of the Shares to the Company, all amounts due and owing pursuant to the Stock Note shall be deemed satisfied and the Stock Note and the Pledge Agreement will be automatically terminated and cancelled.

      (d) Upon consummation of the transactions contemplated by this Agreement, each party's rights and obligations pursuant to the Stock Agreement and the Registration Letter are terminated and cancelled.

      Section 2. Option Grant

      (a) Concurrent with the performance of each party's obligations pursuant to Section 1, the Company shall grant to Executive options to acquire 2,000,000 shares of the Common Stock (the "Options"). The Options shall (i) be issued pursuant to the Lante Corporation 2001 Stock Incentive Plan (as amended from time to time, the "Plan"), (ii) have an exercise price of $1.33, which was the closing price of the Company's Common Stock on Nasdaq on the January 21, 2002 effective date of the grant and (iii) be subject to the terms of the Company's standard option agreement (the "Option Agreement"). 1,250,000 of the Options shall be immediately vested and exercisable in accordance with the terms of the Plan and the Option Agreement, and the remaining 750,000 Options shall vest and become exercisable in a series of twelve (12) equal monthly installments upon Executive's completion of each full additional month of employment under the Employment Agreement over the twelve (12)-month period beginning on the date hereof.

      (b) The vesting of any and all outstanding options held by Executive (including the Options and any options granted to Executive in the future) shall be modified so that such options will vest and become fully exercisable if (i) Executive's employment is terminated by the Company other than pursuant to
Section 5.2 or 5.5 of the Employment Agreement, or (ii) Executive terminates his employment for Good Reason (as that term is defined in the Employment Agreement) in accordance with Section 5.4 of the Employment Agreement, or (iii) there is a Change of Control (as that term is defined in the Employment Agreement) while Executive is still employed pursuant to the Employment Agreement.

      Section 3. Other Matters

      (a) Sections 6.4(ii) and 6.9 of the Employment Agreement are deleted.

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      (b) If any payments or benefits received or to be received by the
Executive in connection with a Change of Control or the Executive's termination of employment (whether pursuant to the terms of the Employment Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax on excess parachute payments under Section 4999 (the "Excise Tax") of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. Should the Company lack sufficient liquidity to pay the Gross-Up Payment to the Executive, in lieu of the obligations set forth in Section 3(b), (c) and (d) hereof, the Company and Executive may agree to reduce Executive's Total Payments in order to provide Executive with the greatest after-tax benefit after accounting for the imposition of the Excise Tax.

      (c) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and the Company and selected by the accounting firm which was immediately prior to the Change of Control the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount (as determined under Code Section 280G) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and
(iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      (d) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a

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dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

      (e) The parties acknowledge and agree that notwithstanding anything to the contrary contained in the Employment Agreement or the Personal Note, (i) the repurchase of the Shares pursuant to this Agreement shall be deemed to be a Liquidity Event (as that term is defined in the Personal Note), (ii) the repurchase of the Shares pursuant to this Agreement means that the condition referenced in Section 3(a)(iii) of the Personal Note will not be satisfied, but nonetheless, subject to the provisions of Section 4 of the Personal Note, the Maturity Date of the Personal Note shall be the earlier to occur of (x) June 30, 2003, or (y) six months after termination of Executive's employment with the Company for any reason.

      (f) The parties acknowledge and agree that as of the date hereof, both Executive and the Company have satisfactorily performed their respective obligations to one another pursuant to the Employment Agreement, the Stock Agreement, the Stock Note, the Pledge Agreement, the Registration Letter and the Personal Note, and that neither party is currently in breach of any of such obligations.

      Section 4. Miscellaneous

      (a) This Agreement shall be binding upon and shall inure to the benefit of Executive and the Company and their respective heirs, personal representatives, successors and assigns, provided, however, that the obligations of Executive hereunder are personal to Executive and may not be delegated by him.

      (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

      (c) The waiver by either party of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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      (d) All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, upon mailing by registered or certified mail, postage prepaid, return receipt requested, or upon delivery to a reputable overnight courier as follows:

      If to the Company, to:

            Lante Corporation
            600 North Fulton Street
            Suite 400
            Chicago, Illinois 60661
            Attention: Chief Financial Officer

      With a copy to:

            Thaddeus J. Malik
            Jenner & Block, LLC
            One IBM Plaza
            Chicago, Illinois 60611

      If to Executive, to:

            C. Rudy Puryear
            1125 Glencrest Drive
            Barrington, Illinois 60010

      With a copy to:

            James P. Baker, Esq.
            Brobeck, Phleger & Harrison
            One Market - Spear Street Tower
            San Francisco, California 94105

or to such other address as may be specified in a notice given by one party to the other party hereunder.

      (e) If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is construed to be too broad or to any extent unreasonable or invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

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      (f) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

      (g) This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

      (h) This Agreement constitutes the entire agreement between the parties, and supersedes all prior oral or written understandings between the parties, relating to the matters contained herein. In the event of any inconsistency between the terms of this Agreement and any other agreement or document referenced or contemplated herein, including without limitation the Employment Agreement, the terms of this Agreement shall control.

      (i) Each party shall cooperate with the other and shall execute and deliver all such other documents, stock powers, instruments or agreements, and will take all such other actions as either party may reasonably request in order to consummate the transactions contemplated by this Agreement. Each party shall bear its own costs and expenses in performing its obligations pursuant to this Agreement.

      (j) Notwithstanding anything to the contrary herein or in the 2002 Note, Executive agrees that the Company shall have the right to set-off the net amount of any monies owed to Executive pursuant to the 2002 Puryear Stock Performance Plan against any then outstanding principal and accrued but unpaid interest on the 2002 Note, for as long as amounts remain outstanding pursuant to such note.

                            (Signature page follows)

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Executive and the Company have executed this Agreement on the date and year set forth above.

      LANTE CORPORATION

      By:  /s/ William Davis
           ---------------------------
      Its: Chief Financial Officer
           ---------------------------


      EXECUTIVE

      /s/ C. Rudy Puryear
      --------------------------------
      C. Rudy Puryear

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                                    EXHIBIT A
                                 PROMISSORY NOTE

$544,920                                                        January 21, 2002
                                                               Chicago, Illinois

FOR VALUE RECEIVED, the undersigned, C. RUDY PURYEAR, ("Borrower"), hereby unconditionally promises to pay to the order of LANTE CORPORATION, a Delaware corporation ("Lender"), at the office of Lender at 600 North Fulton Street, Suite 400, Chicago, Illinois 60611, or at such other place as the holder ("Holder") of this Promissory Note (this "Note") may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of FIVE HUNDRED FORTY FOUR THOUSAND, NINE HUNDRED TWENTY DOLLARS ($544,920). The outstanding principal amount of this Note and all accrued, but unpaid, interest hereunder shall be due and payable on the earlier to occur of (a) June 30, 2003, or (b) six months after termination of Borrower's employment with Lender for any reason (the "Maturity Date").

      1. Interest. Interest on the unpaid principal balance of this Note shall accrue from the date hereof at the fixed rate of 2.73% per annum (the "Interest Rate"), compounded annually. If Lender in its sole discretion so elects, following the occurrence and during the continuance of an Event of Default (as defined below), interest on the unpaid principal balance of this Note shall accrue at a rate (the "Default Rate") equal to the Interest Rate plus 7%.

      2. Prepayment. Borrower shall have the right to prepay the Note, in whole or in part, at any time without premium or penalty. All payments hereunder shall be applied in the following order of priority: (a) first, toward the payment of interest which has accrued on the outstanding principal balance of the Note; (b) next, toward payment of any costs of collection as provided herein; and (c) last, toward payment of the outstanding principal of the Note.

      3. Extension of Maturity Date. If Borrower is still employed by Lender on June 30, 2003, Borrower may extend the Maturity Date of the Note by one additional year by providing written notice of such extension to an executive of Lender no later than June 15, 2003. Upon any such extension, the Note will bear interest based upon the then-current short-term applicable Federal rate. Should Borrower's employment with Lender terminate for any reason during such one year extension, the outstanding principal amount of the Note and all accrued but unpaid interest hereunder shall be due and payable on the date that is six (6) months after Borrower's final day of employment with Lender.

      4. Event of Default. Borrower's failure to pay any amounts owed pursuant to this Note within 10 calendar days after such payment is due shall constitute an "Event of Default" under this Note. Lender's rights, remedies and powers, as provided in this Note shall be in addition to any other right or remedy available at law or in equity. Additionally, Lender may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in Lender's sole discretion. Failure of Lender at any one time, for a period of time or on more than one occasion to exercise any of its rights or remedies hereunder or at law or in equity shall not constitute a waiver of the right to exercise the same right or remedy at any time thereafter. Any and all waivers must be in writing to be effective.

      5. Cost of Collection. If any suit or action is instituted or attorneys are employed to collect this Note or any part thereof, Borrower hereby promises and agrees to pay all costs of collection, including attorneys' fees and court costs, if Lender prevails in the suit or action; and Lender hereby promises and agrees to pay all of Borrower's attorney's fees and court costs if Borrower prevails in the suit or action.

      6. Waivers. Borrower hereby waives presentment for payment, protest and demand, and notice of demand, protest, dishonor or nonpayment of this Note. To the extent permitted by applicable law, Borrower also waives all rights to notice and hearing of any kind upon the occurrence of an Event of Default and prior to the exercise by Lender of any of its rights. No delay on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, and no single or partial exercise by the Lender of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

      7. Excess Interest. Notwithstanding any provision to the contrary contained in this Note, Borrower shall not be required to pay and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Note, then in such event: (a) any Excess Interest that Lender may have received hereunder shall be, at Lender's option, (i) applied as a credit against the outstanding principal balance of the Note or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing; (b) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Note shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (c) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest.

      8. Choice of Law. THIS NOTE SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS.

      9. Miscellaneous. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Whenever in this Note reference is made to Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors, assigns, heirs and estates. The provisions of this Note shall be binding upon and shall inure to the benefit of successors, assigns, heirs and estates, provided that Borrower may not hypothecate, transfer or assign its obligations hereunder.

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      IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first written above.


                                                   /s/
                                                   -----------------------------
                                                   C. Rudy Puryear